As filed with the Securities and Exchange Commission on March 26, 2026

Registration No. 333-220366

Registration No. 333-148594

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-220366

FORM S-8 REGISTRATION STATEMENT NO. 333-148594

UNDER

THE SECURITIES ACT OF 1933

ZYNEX, INC.

(Exact name of registrant as specified in its charter)

Nevada	90-0275169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9655 Maroon Circle Englewood, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

ZYNEX, INC. 2017 STOCK INCENTIVE PLAN AND

CERTAIN NON-PLAN STOCK OPTION AGREEMENTS

2005 STOCK OPTION PLAN

(Full title of the plan)

Vikram Bajaj

Chief Financial Officer

9655 Maroon Circle

Englewood, CO 80112

(Name and address of agent for service)

(800) 495-6670

(Telephone number, including area code, of agent for service)

Copies to:

Kenneth B. Wallach, Esq.

 Sunny Cheong, Esq.

Catherine Ciriello, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Zynex, Inc. (the “Company”) to deregister all securities remaining unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission:

(1)	Registration Statement on Form S-8 (No. 333-220366), filed on September 6, 2017, registering (i) 5,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), issuable under the Zynex, Inc. 2017 Stock Incentive Plan and (ii) 1,081,000 shares of Common Stock subject to issuance pursuant to certain non-plan stock option agreements between the Company and certain of its officers, directors and employees; and
(2)	Registration Statement on Form S-8 (No. 333-148594), filed on January 10, 2008, registering 3,000,000 shares of Common Stock issuable under the Zynex Medical Holdings, Inc. 2005 Stock Option Plan.

As previously reported, on December 15, 2025, the Company and certain of its subsidiaries filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas. The Chapter 11 Cases are being jointly administered under the caption In re Zynex, Inc., et al., Case No. 25-90810.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Englewood, State of Colorado, on March 26, 2026.

ZYNEX, INC.

By:	/s/ John Bibb
Name:	John Bibb
Title:	Chief Legal Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.